Exhibit 10.2

Summary of Non-Employee Director Compensation

Effective beginning July 1, 2007, non-employee directors of Environmental Power Corporation (the “Company”) will be compensated as follows:

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A monthly retainer of $4,000, except that the non-executive Chairman of the Board of Directors (the “Board”) will receive a monthly retainer of $7,000, and the Chair of the Audit Committee of the Board will receive a monthly retainer of $4,833.33; and

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the grant of a stock appreciation right (“SAR”) under the Company’s 2006 Equity Incentive Plan based on 15,000 shares of the Company’s common stock, except that the Chairman of the Board will receive a SAR based on 26,250 shares of the Company’s common stock.